Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

In Memoriam of Lester Stroh, MD

Rancho Cucamonga, California, January 12, 2005 - The Board of Directors of Vineyard National Bancorp (Nasdaq: VNBC) (the "Company") is saddened with the loss of one of its members and founding directors. Dr. Lester Stroh, M.D. passed away on January 8, 2005.

Dr. Stroh was born in New York City in 1918 and resided in the Ontario-Upland area since 1954. He earned his BS degree from the University of Michigan and received his M.D. degree from Loyola University School of Medicine in Chicago. He had a distinguished career including his military service in the United States Army in 1943 where he rose to the rank of Major. Upon discharge in 1946, Dr. Stroh joined the Kaiser Permanente Medical Group in Fontana where he served in various capacities and assumed charge of the Allergy-Immunology Department Inland Valley until his retirement in 1995.

As a resident and an advocate in the community, he joined a group of local community leaders to form Vineyard National Bank in 1981. He served as Chairman of the Board of Directors for almost twenty years and brought with him a leadership quality that helped shape the organization into what it is today, Vineyard Bank.

"He will be greatly missed but his spirit, dedication, and vision will endure at Vineyard", stated Norman Morales, president and chief executive officer.

Dr. Stroh is survived by his wife Yvonne his five daughters and their families.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service banking centers in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol "VNBC."

This press release may contain forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information and press releases regarding Vineyard National Bancorp, visit the Company’s website at: www.vineyardbank.com

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668, Fax: (951) 278-0041, Email address: shareholderinfo@vineyardbank.com